Exhibit 99.1
ROYALE ACQUIRES MORE OIL IN THE PERMIAN BASIN AND CALIFORNIA
June 28, 2018 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL) announced today it has entered into a Letter of Intent with a major company to purchase its non-operated interests in Permian Basin and California oil fields.
The acquisition will add approximately 190 barrels of oil per day (BOED) net and 3 million barrels of oil equivalent in reserves for an acquisition price of $12 million dollars.  Royale will be acquiring the total proved reserves for $4.00 per barrel of oil equivalent in the ground (this includes both oil and natural gas reserves). The reserves are oil weighted at 91 percent and include the Jameson North field in Texas where 3D seismic has identified proved but undeveloped locations (PUDs) that can be drilled. The California field is situated near the Sansinena oil field where Royale has a joint venture with RMX Resources.
Royale is pleased to announce this key execution of its growth plans.  These assets combined with the successful funding of the new joint venture development company, RMX Resources, will continue to propel Royale growth.
Royale’s new CEO Rod Eson stated, “I’m excited about Royale’s combined inventory of assets, acquisition targets and strategic relationships. This current acquisition will boost Royale into an improved company financial condition and is a perfect recipe for further success.”
The acquisition effort is being led by Johnny Jordan, President and COO of Royale, who is continuing to focus on acquiring, developing and executing on the company’s exploration and production activities. A key element to this acquisition is managements familiarity within these properties.
Stephen Hosmer, Chief Financial Officer of Royale stated, “as we work to complete this acquisition, hopefully to close in the third quarter of this year, we will succeed in another important step towards positioning the company for a return to a robust financial position.”
Royale is in discussion on key documents and pending the successful closing of the transaction, will announce additional details on the location of the assets and plans for development.
About Royale Energy. Inc.
Royale Energy, Inc. (OTCQB: ROYL) is a growth oriented independent exploration and production company focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles and Sacramento Basins.
Forward-Looking Statement
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.
Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com